REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder

Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2007, and have issued our report thereon dated April 23, 2008 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24(a)(2) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in 2007 the Company changed its methods of accounting for the treatment of modifications or exchanges of insurance contracts, income tax contingencies and cash flow hedges on certain fixed annuity contracts.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 23, 2008

Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2007

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturity securities, available for sale:
Bonds:
Corporate securities	$1,810,133	$1,807,634	$1,807,634
Mortgage and asset-backed securities	1,198,401	1,166,243	1,166,243
United States Government and agencies	314,441	320,867	320,867
State, municipal and other governments	336,327	337,446	337,446
Public utilities	248,403	250,621	250,621
Redeemable preferred stock	29,218	29,898	29,898

Total	3,936,923	$3,912,709	3,912,709

Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	20,152	$21,062	21,062
Industrial, miscellaneous and all other	958	897	897

Total	21,110	$21,959	21,959

Mortgage loans on real estate	516,085		516,101
Derivative instruments	338	$223	223
Investment real estate	2,559		2,559
Policy loans	160,282		160,282
Other long-term investments	1,300		1,300
Short-term investments	28,660		28,660

Total investments	$4,667,302		$4,643,793

(1)	On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, derivative instruments, real estate and other long-term investments; and unpaid principal balance for mortgage loans on real estate and policy loans.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred policy acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2007:
Traditional Annuity-Exclusive Distribution	$81,567	$1,824,823	$—	$392,256
Traditional and Universal Life Insurance	210,977	1,809,022	9,419	143,609
Variable	137,523	191,280	16,668	7,032
Corporate and Other	—	68,360	—	—
Impact of unrealized gains/losses	4,488	—	113	—

Total	$434,555	$3,893,485	$26,200	$542,897

December 31, 2006:
Traditional Annuity-Exclusive Distribution	$79,085	$1,830,038	$—	$399,079
Traditional and Universal Life Insurance	199,761	1,762,377	10,400	143,328
Variable	131,363	197,022	16,784	8,976
Corporate and Other	—	71,782	—	—
Impact of unrealized gains/losses	(13,309)	—	(739)	—

Total	$396,900	$3,861,219	$26,445	$551,383

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$72,005	$1,821,410	$—	$391,030
Traditional and Universal Life Insurance	185,164	1,717,875	10,950	149,205
Variable	125,755	202,232	16,918	9,314
Corporate and Other	—	69,365	—	—
Impact of unrealized gains/losses	(10,238)	—	(374)	—

Total	$372,686	$3,810,882	$27,494	$549,549

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred policy acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2007:
Traditional Annuity-Exclusive Distribution	$1,111	$144,922	$97,181	$9,974	$10,705
Traditional and Universal Life Insurance	178,412	128,699	176,900	18,461	42,712
Variable	42,922	12,889	17,867	7,168	20,605
Corporate and Other	—	6,159	—	—	2,377
Change in net unrealized gains/losses on derivatives	—	—	(165)	(1,484)	—
Impact of realized gains/losses	(16)	—	(1)	69	(12)

Total	$222,429	$292,669	$291,782	$34,188	$76,387

December 31, 2006:
Traditional Annuity-Exclusive Distribution	$1,082	$145,256	$94,369	$7,046	$10,360
Traditional and Universal Life Insurance	169,569	126,841	172,800	11,495	40,895
Variable	40,212	13,595	21,708	6,355	20,309
Corporate and Other	—	5,950	—	—	2,179
Change in net unrealized gains/losses on derivatives	—	—	260	(10)	—
Impact of realized gains/losses	(1)	—	(1)	(165)	(54)
Lawsuit settlement	—	—	—	—	4,880

Total	$210,862	$291,642	$289,136	$24,721	$78,569

December 31, 2005:
Traditional Annuity-Exclusive Distribution	$824	$145,672	$93,428	$9,122	$10,841
Traditional and Universal Life Insurance	164,326	125,699	166,335	10,244	42,947
Variable	37,590	13,896	20,264	4,316	23,130
Corporate and Other	—	7,588	—	—	2,638
Change in net unrealized gains/losses on derivatives	—	—	(12)	—	—
Impact of realized gains/losses	(7)	—	—	214	(6)

Total	$202,733	$292,855	$280,015	$23,896	$79,550

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2007:
Life insurance in force, at end of year	$40,530,132	$8,263,053	$154,028	$32,421,107	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$82,201	$861	$172	$81,512	0.2%
Traditional life insurance premiums	158,510	17,593	—	140,917	—
Accident and health premiums	11,715	11,361	—	354	—

	$252,426	$29,815	$172	$222,783	0.1

Year ended December 31, 2006:
Life insurance in force, at end of year	$37,807,961	$7,798,007	$142,035	$30,151,989	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$77,068	$580	$144	$76,632	0.2%
Traditional life insurance premiums	151,402	17,172	—	134,230	—
Accident and health premiums	12,356	11,941	—	415	—

	$240,826	$29,693	$144	$211,277	0.1

Year ended December 31, 2005:
Life insurance in force, at end of year	$35,350,826	$6,858,604	$129,319	$28,621,541	0.5%

Insurance premiums and other considerations:
Interest sensitive and index product charges	$73,051	$544	$125	$72,632	0.2%
Traditional life insurance premiums	146,065	15,964	—	130,101	—
Accident and health premiums	13,245	12,860	—	385	—

	$232,361	$29,368	$125	$203,118	0.1